Exhibit 11

July 26, 2023

Amplify ETF Trust

3333 Warrenville Road

Lisle, Illinois 60532

Re:	Amplify ETF Trust

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to Amplify ETF Trust (the "Trust") on behalf of the following of its series:

Amplify Cybersecurity ETF

Amplify Mobile Payments ETF

Amplify Junior Silver Miners ETF

Amplify Alternative Harvest ETF

Amplify U.S. Alternative Harvest ETF

Amplify Video Game Tech ETF

Amplify BlueStar Israel Technology ETF

Amplify Treatments, Testing & Advancements ETF

Amplify Global Cloud Technology ETF

Amplify AI Powered Equity ETF

Amplify Etho Climate Leadership U.S. ETF

Amplify Travel Tech ETF

(each, an "Acquiring Fund" and collectively, the “Acquiring Funds”), in connection with the Trust’s Registration Statement on Form N-14 to be filed with the Securities and Exchange Commission on or about July 26, 2023 (the “Registration Statement”), with respect to each Acquiring Fund’s shares of beneficial interest (collectively, the "Shares") to be issued in exchange for the assets of the corresponding series of ETF Managers Trust (each, a “Target Fund” and collectively, the “Target Funds”), a Delaware statutory trust (the “Target Trust”), as set forth below and as described in the Registration Statement (each, a “Reorganization,” and collectively, the “Reorganizations”):

Morgan, Lewis & Bockius llp

One Federal Street
Boston, MA 02110-1726	+1.617.341.7700
United States	+1.617.341.7701

Amplify ETF Trust

July 26, 2023

Target Funds	Acquiring Funds
ETFMG Prime Cyber Security ETF	Amplify Cybersecurity ETF
ETFMG Prime Mobile Payments ETF	Amplify Mobile Payments ETF
ETFMG Prime Junior Silver Miners ETF	Amplify Junior Silver Miners ETF
ETFMG Alternative Harvest ETF	Amplify Alternative Harvest ETF
ETFMG U.S. Alternative Harvest ETF	Amplify U.S. Alternative Harvest ETF
Wedbush ETFMG Video Game Tech ETF	Amplify Video Game Tech ETF
BlueStar Israel Technology ETF	Amplify BlueStar Israel Technology ETF
ETFMG Treatments, Testing and Advancements ETF	Amplify Treatments, Testing & Advancements ETF
Wedbush ETFMG Global Cloud Technology ETF	Amplify Global Cloud Technology ETF
AI Powered Equity ETF	Amplify AI Powered Equity ETF
Etho Climate Leadership U.S. ETF ETFMG Travel Tech ETF	Amplify Etho Climate Leadership U.S. ETF Amplify Travel Tech ETF

You have requested that we deliver this opinion to you in connection with the Trust’s filing of the Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a)       a certificate of the Secretary of the Commonwealth of Massachusetts as to the existence of the Trust;

Amplify ETF Trust

July 26, 2023

(b)       a copy, stamped as filed with the Secretary of the Commonwealth of Massachusetts on March 29, 2016, of the Trust’s Amended and Restated Declaration of Trust, dated as of November 5, 2015 (the "Declaration");

(c)       a copy of the Trust's Amended and Restated Designation of Series, dated as of June 16, 2023, as filed with the Secretary of the Commonwealth of Massachusetts on June 30, 2023 (the "Designation");

(d)       a certificate executed by the Secretary of the Trust, certifying as to, and attaching copies of, the Trust's Declaration, Designation, the Trust’s By-laws and certain resolutions adopted by the Trustees of the Trust at a meeting held on June 16, 2023, designating the Acquiring Funds as a series of the Trust and approving the Reorganizations and certain related matters (the "Resolutions");

(e)       a proof of the Registration Statement received on July 21, 2023; and

(f)        a copy of the Agreement and Plan of Reorganization by and between the Trust on behalf of the Acquiring Funds and the Target Trust on behalf of the Target Funds, in the form included as Appendix A to the combined Proxy Statement and Prospectus included in the draft Registration Statement referred to in subparagraph (e) above (the “Agreement and Plan”).

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have also assumed that (i) the Registration Statement, as filed with the Commission, will be in substantially the form of the draft referred to in subparagraph (e) above; (ii) the number of Shares to be issued by each Acquiring Fund will not exceed the amount of such Shares needed to consummate the Reorganization with respect to such Acquiring Fund; (iii) the Agreement and Plan will have been duly completed, executed and delivered by the parties thereto in substantially the form of the copy referred to in subparagraph (f) above; (iv) any consents or approvals required for the Reorganizations will have been received; (v) the Declaration, Designation, Resolutions, and the Agreement and Plan will not have been amended, modified or withdrawn and will be in full force and effect on the date of issuance of such Shares; and (vi) there will not have been any changes in applicable law or any other facts or circumstances relating to the Reorganization as of the date of the issuance of such Shares.

This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

Amplify ETF Trust

July 26, 2023

This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts as applied by courts located in such Commonwealth, except that we express no opinion as to any Massachusetts securities law. No opinion is given herein as to the choice of law which any tribunal may apply. In addition, to the extent that the Trust’s Declaration, Designation, or By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended, or any other law or regulation applicable to an Acquiring Fund, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance with such reference, incorporation or requirement by the Acquiring Fund.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is our opinion that the Shares, when issued and sold in accordance with the Resolutions and for the consideration described in the Agreement and Plan, will be validly issued, fully paid and nonassessable, except that, as set forth in the Registration Statement, shareholders of the Trust may under certain circumstances be held personally liable for its obligations.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and reference to our firm in the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP
MORGAN, LEWIS & BOCKIUS LLP